EXHIBIT 10.1(a)

FOURTH AMENDMENT AND WAIVER AGREEMENT

TO

AMENDED AND RESTATED NOTE
PURCHASE AGREEMENT
DATED AS OF SEPTEMBER 30, 2003

THIS FOURTH AMENDMENT AND WAIVER AGREEMENT (this “Agreement”), dated as of March 1, 2007, among Cal-Maine Foods, Inc. (the “Company”) and Cal-Maine Partnership, LTD (the “Partnership” and with the Company, the “Borrowers”) and John Hancock Life Insurance Company and John Hancock Variable Life Insurance Company (collectively, the “Purchasers”) is with respect to the Amended and Restated Note Purchase Agreement dated as of September 30, 2003 (as amended by the First Amendment and Waiver Agreement dated as of November 30, 2003, a Second Amendment Agreement dated as of January 26, 2004, a Third Amendment Agreement dated as of August 2, 2004 and a letter agreement dated August 24, 2005, the “Note Agreement”) pursuant to which the Borrowers have outstanding their Series A Secured Notes due September 1, 2014, their Series B Secured Notes due September 1, 2014 and their Series C Secured Notes due September 1, 2014 (collectively, the “Notes”). As of the date of this Agreement, the Purchasers are the holders of 100% of the outstanding principal amount of the Notes.

The Borrowers have requested that the Purchasers consent to the amendments and waivers to the Note Agreement set forth in this Agreement.

The Purchasers are willing to do so on, and subject to, the terms and conditions of this Agreement.

Terms not otherwise defined in this Agreement have the meanings given therefor in the Note Agreement.

NOW, THEREFORE, the parties agree:

1.  AMENDMENTS TO NOTE AGREEMENT. Subject to the satisfaction of the conditions set forth in Section 3, from and after the date of this Agreement:

(a)  Consolidated Capital Expenditure to Depreciation Ratio. Clause (v) of paragraph 6A of the Note Agreement is amended and restated as follows:

“(v) Consolidated Capital Expenditure to Depreciation Ratio. Permit, as of the last day of any Fiscal Quarter, the ratio of (a) the aggregate Consolidated Capital Expenditures for the four Fiscal Quarters then ended less any Excluded Capital Expenditures made in such period to (b) the aggregate amount of depreciation of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP for such four Fiscal Quarters, to exceed 1.25 to 1.00.”

(b)  Debt; Guaranties of Debt.

(i)  Clause (i) of paragraph 6H of the Note Agreement is amended and restated as follows:

“(i) The Borrowers will not, and will not permit any Subsidiary to, create, incur or assume any Debt after the Closing Date or issue any Equity Interest convertible or exchangeable into Debt of a Borrower or any Subsidiary unless (a) no Default or Event of Default has then occurred which is then continuing, (b) no Default or Event of Default would reasonably be anticipated to result therefrom, and (c) on a pro forma basis, after giving effect to the incurrence of such Debt, the Borrowers would be in compliance with their financial covenants set forth in paragraph 6A, provided, however, (1) in no event will Hillandale be permitted to incur or permit to remain outstanding any Debt after the date of the Fourth Amendment other than (A) Debt owed to a Borrower or another Subsidiary provided the aggregate principal amount of all Debt owed to the Borrowers and the Subsidiaries shall not at any time exceed $10,000,000, (B) the Hillandale Term Loan, (C) Debt owed to Farm Credit of North Florida in an aggregate principal amount not exceeding $2,625,000, (D) Debt owed to Mercantile Bank in an aggregate principal amount not exceeding $258,476.38 and (E) other Debt not exceeding at any time $2,000,000 in the aggregate, and (2) in no event will American Egg be permitted to incur or permit to remain outstanding any Debt after the date of the Fourth Amendment other than (A) debt owed to a Borrower or another Subsidiary provided the aggregate principal amount of all Debt owed to the Borrowers and the Subsidiaries shall not at any time exceed $2,000,000 and (B) other Debt not exceeding at any time $100,000 in the aggregate.”; and

(ii)  A new clause (iii) is added to paragraph 6H of the Note Agreement as follows:

“(iii)  Notwithstanding clause (i) above, the Borrowers will not, and will not permit any Subsidiary to, create, incur, assume or permit to remain outstanding any Guarantee of any obligations of Person not a Wholly-Owned Subsidiary which has executed a Subsidiary Guarantee other than (a) by reason of endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; (b) the Hillandale Term Loan; (c) a Guaranty by the Company of Debt of Delta Egg Farm LLC provided the aggregate liability of the Company under such Guaranty shall not at any time exceed $10,800,000 and (d) Guarantees by the Company of obligations of Hillandale for borrowed money provided the aggregate liability of the Company under such Guarantees shall not at any time exceed $2,000,000.”

(c)  Definitions.

(i)  The following definitions are added to paragraph 10B of the Note Agreement in correct alphabetical order:

“American Egg” means American Egg Products LLC, a Georgia limited liability company.

“Excluded Capital Expenditures” means the following expenditures to the extent they would otherwise be included in Consolidated Capital Expenditures: (i) expenditures for rolling stock; (ii) expenditures in an aggregate amount not to exceed $50,000,000 made to acquire the membership interest in Hillandale; (iii) expenditures in an aggregate amount not to exceed $15,000,000 made to construct and acquire: (A) a plant constructed by the Company for the processing and disposal of spent hens in Waelder, Texas and (B) a plant constructed by the Company for the breaking and processing of shell eggs in Waelder, Texas; and (iv) expenditures by Green Forest Foods, LLC in an aggregate amount not to exceed $10,500,000 made to acquire certain assets which were previously leased by Green Forest Foods, LLC under one or more operating leases.”

“Fourth Amendment” means the Fourth Amendment and Waiver Agreement to this Agreement dated as of March 1, 2007.

“Hillandale” means Hillandale LLC, a Florida limited liability company.

“Hillandale Term Loan” means the term loan in the aggregate principal amount of $28,000,000 made to the Company and Hillandale as co-borrowers by Metropolitan Life Insurance Company pursuant to a loan agreement dated as of October 12, 2005.

(ii)  the following definitions in paragraph 10B are amended and restated:

“Collateral” means the “Collateral” as defined in each Security Agreement executed or required to be executed pursuant to this Agreement and the “Mortgaged Property” as defined in each Mortgage executed or required to be executed pursuant to this Agreement.

“Consolidated Net Income” means for any period for which it is to be determined, the Net Income of the Consolidated Group for such period, determined on a consolidated basis in accordance with GAAP; provided, however, Net Income of the Consolidated Group shall exclude any minority interest in Subsidiary earnings and the income of any Subsidiary to the extent the payment of such income in the form of a distribution or repayment of any Debt to a Borrower or another Subsidiary (not similarly restricted) is not permitted, whether on account of any charter or by-law-law restriction, any agreement, instrument, deed or lease or any law, statue, judgment, decree or governmental order, rule or regulation applicable to such Subsidiary.

2.  WAIVERS. Subject to the conditions set forth in Section 3 the Purchasers hereby waive:

(a)  the requirements of paragraph 5L of the Note Agreement with respect to Hillandale and American Egg but only for so long as such Subsidiary is not a Wholly-Owned Subsidiary;

(b)  the requirements of paragraph 5N of the Note Agreement requiring the Borrowers to provide the Purchasers with a mortgage on any real property acquired by the Borrowers or any Subsidiary after the Closing Date but solely with respect to (i) the plants constructed by the Company in Waelder, Texas and described in the definition of Excluded Capital Expenditures, (ii) real property owned by Hillandale and subject to a mortgage securing the Hillandale Term Loan as of the date hereof, (iii) real estate formerly leased by Green Forest Foods, LLC, and (iv) other real estate acquired prior to the date of this Agreement to the extent such real estate is not adjacent to, or used in connection with, real estate currently subject to a Mortgage; and

(c)  the restrictions set forth in clause (c) of paragraph 6G(ii) of the Note Agreement as to the aggregate amount of Restricted Payments and Restricted Investments that may be made by the Borrowers and their Subsidiaries in any Fiscal Year but solely to the extent necessary to permit (i) the making of Excluded Capital Expenditures; (ii) capital contributions in respect of the Company’s membership interests in Texas Egg Products, LLC, a Texas limited liability company and Texas Egg, LLC, a Texas limited liability company, provided the aggregate amount of such capital contributions does not exceed $2,000,000; (iii) capital contributions in respect of the Company’s membership interest in Green Forest Foods, LLC made prior to the date of this Agreement in an aggregate amount not exceeding $ 4,078,282.26; and (iv) loans and advances to Hillandale and American Egg to the extent such loans and advances are otherwise permitted by clause (i) of paragraph 6H of the Note Agreement, and solely, in each case, so long as the requirements of clauses (a) and (b) are otherwise met in connection with such Restricted Investment.

In addition, the Purchasers waive any Default or Event of Default now existing solely as a result of the failure of the Borrowers to have previously complied with provisions of the Note Agreement waived pursuant to this Section 2.

3.  CONDITIONS. The amendments granted in Section 1 and the waivers granted in Section 2 are subject to the satisfaction of the following:

(a)  Instruments to be Delivered. (i) Each of the Borrowers shall have executed and delivered this Agreement to the Purchasers and (ii) Green Forest Foods LLC shall have executed and delivered a Subsidiary Guaranty to the Purchasers and the Borrowers shall have otherwise complied with Paragraph 5L of the Note Agreement.

(b)  Payment of Expenses. All Expenses, including those of Special Counsel, shall have been paid by the Borrowers in full.

4.  REPRESENTATIONS AND WARRANTIES. The Borrowers, jointly and severally, represent and warrant to the Purchasers:

(a)  Continuing Representations. Subject to any disclosure set forth on Schedule 1 attached, each of the representations and warranties set forth in paragraphs 8A through 8K, 8M, 8N, 8P and 8S of the Note Agreement is true and correct in all material respects on and as if made as of the date hereof after giving effect to this Agreement.

(b)  Debt of Hillandale and American Egg. Except as described in clauses (i)(1) and (i)(2) of paragraph 6H of the Note Agreement (as amended by this Agreement), as of the date of this Agreement, neither Hillandale nor American Egg has any Debt. Except as described in clause (iii) of paragraph 6H of the Note Agreement (as amended by this Agreement), as of the date of this Agreement, neither a Borrower nor any other Subsidiary has a Guaranty of any obligations of Hillandale, American Egg or any other Person not a Wholly-Owned Subsidiary which has executed a Subsidiary Guaranty.

(c)  No Defaults. As of the date hereof, and after giving effect to this Agreement, no Default or Event of Default will exist.

(d)  Consents Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority or any other Person (including without limitation, any creditor, lessor, or stockholder of any Borrower) is required in connection with execution, delivery or performance by any Borrower of this Agreement or the Note Agreement as amended by this Agreement.

(e)  Solvency. As of the date hereof, (i) the aggregate present fair saleable value of the assets of each Borrower will, to the knowledge of the Borrowers in their reasonable business judgment be greater than the amount that will be required to pay the probable liabilities of each Borrower on its debts, including contingent liabilities, as they become absolute and mature; (ii) such Borrower has (and has no reason to believe that it will not have) sufficient capital for the conduct of its business as presently conducted; and (iii) no Borrower intends to incur, or believes it has incurred, beyond its ability to pay as they mature.

5.  NO OTHER AMENDMENTS OR WAIVERS. Except as expressly set forth in Section 1, the Note Agreement and the other Transaction Documents shall continue in full force and effect without alteration or amendment. No term or provision of the Transaction Documents is waived by this Agreement except for the waivers expressly provided for in Section 2.

6.  GOVERNING LAW. THIS AGREEMENT IS TO BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (WITHOUT GIVING EFFECT TO ANY LAWS OR RULES RELATING TO CONFLICTS OF LAWS THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE COMMONWEALTH OF MASSACHUSETTS).

7.  COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

IN WITNESS WHEREOF, this Fourth Amendment Agreement is executed under seal as of the date first above written.

BORROWERS:	CAL-MAINE FOODS, INC.

By:
Name:
Title:

CAL-MAINE PARTNERSHIP, LTD.

By:	CAL-MAINE FOODS, INC.
(its General Partner)

By:
Name:
Title:

PURCHASERS:	JOHN HANCOCK LIFE INSURANCE COMPANY

Date:	By:
Name: Kenneth L. Warlick
Title: Managing Director

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

Date:	By:
Name: Kenneth L. Warlick
Title: Authorized Signatory

Signature Page to Fourth Amendment Agreement
to Amended and Restated Note Purchase Agreement